UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 9, 2010

KAHZAM, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-146344	26-0687353
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1515 SOUTH FEDERAL HWY. SUITE 100 BOCA RATON, FL		33432
Address of principal offices		Zip Code

Registrant’s telephone number including area code:   561-549-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The following current report under Section 13 or 15(d) of the Securities Exchange Act of 1934 is filed pursuant to Rule 13a-ll or Rule 15d-11:

Item 1.01             Entry Into A Material Definitive Agreement

On March 9, 2010, the Registrant announced that it had agreed to acquire 100% of the capital stock of ProMark Data and Media Group, LLC, a Florida limited liability company, in a share-for-share exchange transaction. ProMark is a full-service online marketing firm specializing in permission based opt-in email data, Mobile SMS, email append, as well as traditional postal data. The transaction is expected to close on or about April 1, 2010 following the completion of the audit of ProMark and an agreement on the number of Shares of the Registrant to be issued for the exchange of equity and the conversion of existing debt of ProMark. In conjunction with the entry into this Agreement, Stephen Molinari, the Chairman of ProMark, has been appointed to the Board of Directors of the Registrant and will serve as Chairman of the Board of Directors.

Item 5.02             Election of Directors

On March 9, 2010, the Board of Directors of the Registrant appointed Stephen Molinari, the Chairman of ProMark Data and Media Group LLC, has been appointed to the Board of Directors of the Registrant and will serve as Chairman of the Board of Directors until the next meeting of Shareholders.

Item 5.03             Amendments to Articles of Incorporation or Bylaws

On March 9, 2010, the Board of Directors voted unanimously to approve the following corporate actions:
(i)  The name of the Registrant shall be changed to Madison Ave. Media, Inc. effective April 1, 2010; to more closely reflect its diversified digital media and marketing business operations; and

(ii)  The capitalization of the Registrant shall be increased to 150,000,000 Shares of Common Stock ($.0001 par value) and 1,000,000 Shares of unclassified Preferred Stock ($.01 par value) effective April 1, 2010.

Item 5.07             Submission of Matters to a Vote of Security Holders

On March 9, 2010, holders of a majority of the issued and outstanding Shares of Common Stock of the Registrant, acting upon written consent in lieu of a Special Meeting of Shareholders in accordance with the provisions of the General Corporation Law of the State of Delaware and the Bylaws of the Registrant, ratified and approved the corporate actions set forth in Items 1.01, 5.02, and 5.03 set forth above.

SIGNATURES

Pursuant to the Requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED:              March 12, 2010
KAHZAM, INC.

By:/s/ J. FRANKLIN BRADLEY
J. FRANKLIN BRADLEY
President